Exhibit 77(d)

Policies With Respect to Security Investments

On November 26, 2007, ING SmallCap Value Choice Fund’s strategy was changed to reflect that the Fund could invest in small-sized companies found in either the Russell 2000 Index or the Standard & Poor’s SmallCap 600 Index.